Exhibit 23.1 - Consent of Independent Accountants

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form S-1A #2, of our report dated January 10, 2012, relating to the audited financial statements of Dane Exploration Inc., and to the reference of our Firm under that caption "Interests of Named Experts and Counsel" appearing in the Prospectus.

/s/ Madsen & Associates CPA's, Inc.

Murray, Utah
August 21, 2012